Exhibit 99.1

FOR IMMEDIATE RELEASE

For:                        MAF Bancorp, Inc.                                         Contacts:     Jerry A. Weberling, Chief
                               55th Street & Holmes Avenue                                               Financial Officer
                               Clarendon Hills, IL 60514                                                        (630) 887-5999

                               www.mafbancorp.com                                                         Michael J. Janssen, SVP
                                                                                                                                    (630) 986-7544

MAF BANCORP REPORTS FIRST QUARTER EARNINGS OF $.74 PER DILUTED SHARE

Clarendon Hills, Illinois, April 20, 2006 — MAF Bancorp, Inc. (MAFB) reported net income for the first quarter ended March 31, 2006 of $25.1 million, or $.74 per diluted share compared to net income of $24.2 million, or $.72 per diluted share in last year’s first quarter.

On February 1, 2006, the Company completed its acquisition of EFC Bancorp, Inc. (EFC) in a cash and stock transaction valued at $176.6 million. The Company paid $71.6 million in cash, issued 2.34 million shares and assumed EFC stock options. The Company funded the cash portion of the merger consideration primarily through a $52 million increase in its unsecured term bank loan. At the time of acquisition, EFC had assets of approximately $1.1 billion, loans receivable of $865.2 million, deposits of $703.4 million and borrowings of $258.9 million. The closing of the EFC merger resulted in an overall increase in goodwill and core deposit intangibles of $97.2 million. As a result of the merger, the Company has expanded its Chicago area footprint with the addition of seven banking offices in northwest suburban Kane and Cook counties which operate under the Mid America Bank name.

Net Interest Income and Net Interest Margin

	QE 3/31/06	QE 12/31/05	QE 3/31/05
Net interest margin	2.64%	2.69%	3.04%
Interest rate spread	2.35%	2.44%	2.81%
Net interest income (000's)	$67,442	$64,018	$67,539
Average assets:
Yield on interest-earning assets	5.56%	5.38%	5.04%
Yield on loans receivable	5.88%	5.69%	5.22%
Yield on mortgage-backed securities	4.51%	4.37%	4.05%
Average interest-earning assets (000's)	$10,230,506	$9,505,190	$8,899,553
Average liabilities:
Cost of interest-bearing liabilities	3.21%	2.94%	2.22%
Cost of deposits	2.59%	2.30%	1.62%
Cost of borrowed funds	4.31%	4.10%	3.50%
Cost of junior subordinated debt	6.13%	5.54%	N/A
Average interest-bearing liabilities (000's)	$9,354,380	$8,671,094	$8,030,404

Net Interest Margin: 1st Quarter 2006 v. 4th Quarter 2005. The net interest income and average interest-earning assets have increased since the prior quarter as a result of the EFC acquisition. The net interest margin declined during the quarter as the cost of interest-bearing liabilities increased faster than the yield on interest-earning assets in the rising interest rate environment. The higher cost of interest-bearing liablilities reflects higher short-tern rates, as well as a change in the mix of deposit as consumer preference has shifted toward higher-yielding certificates of deposit and out of passbook and money market accounts. Due to the pressure on net interest margin from the flat yield curve environment, the Company is limiting growth in its lowest yielding asset categories, one- to four-family loans and securities, and implemented a new stock repurchase program during the quarter to enhance shareholder return.

Net Interest Margin: 1st Quarter 2006 v. 1st Quarter 2005. On a year-over-year basis, the net interest margin declined by 40 basis points due to a combination of rising short-term interest rates, a flattening yield curve environment over the past 12 months, additional bank-owned life insurance investments, lower yield on the Company’s investment in Federal Home Loan Bank of Chicago stock, and higher deposit pricing driven by increased pricing competition and a continued shift of funds out of lower costs core deposits into certificates of deposit.

Loan Portfolio Composition

	3/31/06		12/31/05		3/31/05
	(Dollars in thousands)
One- to four-family	$ 4,674,897	58.0%	$ 4,246,345	58.9%	$ 4,038,442	58.9%
Home equity loans and lines of credit	1,403,037	17.4	1,346,750	18.7	1,316,755	19.3
Multi-family	734,879	9.1	687,205	9.5	654,574	9.6
Commercial real estate	652,899	8.1	473,740	6.6	463,938	6.8
Commercial business	165,324	2.0	146,746	2.0	147,842	2.2
Construction	217,346	2.7	154,873	2.1	121,395	1.8
Land	211,648	2.6	150,012	2.1	87,994	1.3
Consumer	7,506	0.1	5,566	0.1	8,479	0.1

Total loans receivable, net	$ 8,067,536	100.0%	$ 7,211,237	100.0%	$ 6,839,419	100.0%

The growth in the Company’s loan portfolio since December 31, 2005, is primarily due to the $865 million of loans added in the EFC acquisition, although organic growth was strong in loan categories other than one- to four-family loans and equity lines of credit. Without the effect of the EFC acquisition, non one- to four-family and home equity loans grew at annualized rate of 24%. The Company limited growth in its one- to four-family portfolio, other than through the EFC acquisition, electing to sell adjustable-rate as well as fixed-rate production. The home equity loans and lines of credit porfolio grew 1.6%, exclusive of EFC, as consumer demand for equity lines has lessened in the rising rate environment.

Non-Interest Income

	QE 3/31/06	QE 12/31/05	QE 3/31/05
Total non-interest income (000's)	$20,707	$24,141	$18,279
Non-interest income / total revenue(1)	23.5%	27.4%	21.3%

(1)	Total revenue equals net interest income plus non-interest income.

Non-interest income decreased 14.2% compared to the fourth quarter of 2005 and increased 13.3% compared to the first quarter of 2005. The decrease from the fourth quarter of 2005 is due in part to a decline of $1.9 million in income from real estate operations. In addition, the prior quarter included a gain of $2.4 million on the sale of mortgage servicing rights. The majority of the increase in non-interest income compared to the prior year quarter is due to organic growth in almost all income categories except gain on sale of loans receivable and investments.

One- to Four-Family Mortgage Originations, Sales and Servicing

	QE 3/31/06	QE 12/31/05	QE 3/31/05
	(Dollars in thousands)
One- to Four-Family Originations and Purchases
Fixed-rate	$126,966	$159,512	$134,101
Adjustable rate	251,109	353,523	280,628

Total	$378,075	$513,035	$414,729

Fixed-rate %	34%	31%	32%
Adjustable rate %	66%	69%	68%
Refinance %	32%	33%	40%
Loan Sales
One- to four-family fixed-rate	$135,725	$166,778	$145,525
One- to four-family adjustable rate	91,900	—	8,364

Total one- to four-family	227,625	166,778	153,889
Equity lines of credit and home equity loans	28,312	11,698	76,843

Total loans sold	$255,937	$178,476	$230,732

Gain on sale of one- to four-family mortgages	$2,378	$1,575	$1,946
Gain on sale of equity lines of credit	602	266	1,930

Total loan sale gains	$2,980	$1,841	$3,876

Margin on one- to four-family loan sales	1.04%	.94%	1.26%
Loan Servicing
Gain on sale of mortgage servicing rights	$—	$2,400	$—
Recovery on mortgage servicing rights impairment	—	46	125
Loan servicing fee income	785	443	681
Capitalized mortgage servicing rights as a percentage of loans
serviced for others	.68%	.69%	.69%

Total one- to four-family residential mortgage loan volume decreased 26% during the current quarter compared to the fourth quarter of 2005, and was down 9% compared to the first quarter of 2005. Loan volume demand is declining due to rising market interest rates. Higher loan sale gains in the first quarter of 2006 compared to the fourth quarter of 2005 resulted from the increased sales of adjustable one- to four-family loans and also benefited from modestly higher margins. The decrease in loan sale gains compared to the prior year is due to lower sales of higher-margin equity lines of credit. Loan servicing income increased primarily due to lower amortization expense as loan prepayments have slowed.

Deposit Account Service Fees

	QE 3/31/06	QE 12/31/05	QE 3/31/05
Deposit account service fees (000's)	$8,722	$9,436	$7,646
Deposit account service fees / total revenue	9.9%	10.7%	8.9%
Number of checking accounts (period end)	267,100	252,200	246,630

The 6% increase in the number of checking accounts during the current quarter is primarily due to the acquisition of EFC. The decrease on sequential quarter basis fee income is due to seasonal declines in consumer overdraft activity. Deposit account service fees increased 14% over fees recorded in last year’s first quarter, primarily attributable to increases in debit card activity and a large beposit base.

Real Estate Development Operations

	QE 3/31/06	QE 12/31/05	QE 3/31/05
Real estate development income - total (000's)	$852	$2,762	$—
Residential lot sale closings	55	123	—
Pending lot sales at quarter end	28	85	169
Investment in real estate held for development or sale (000's)	$55,082	$50,066	$40,173

Activity during the first quarter of 2006 reflects closings of lots previously under contract in the initial phases of the Springbank project. Work is underway on the next phase where sales are expected to commence later in the year. Income from real estate for the fourth quarter of 2005 also includes $482,000 related to a prior land development project. Springbank has been selected as the site for the Northern Illinois Home Builders Association’s 2006 Cavalcade of Homes, to be held this summer. This annual showcase of model homes is expected to bring considerable attention and customer traffic to the development and offers unique sales opportunities. Due to the timing of this event and the pace of improvements, sales in the project are expected to be higher in the second half of the year.

Non-Interest Expense

	QE 3/31/06	QE 12/31/05	QE 3/31/05
Total non-interest expense (000's)	$49,668	$44,936	$48,599
Non-interest expense to average assets	1.78%	1.74%	2.01%
Efficiency ratio(1)	56.35%	52.40%	56.96%

(1)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale of mortgage-backed and investment securities and mortgage servicing rights.

1st Quarter 2006 v. 4th Quarter 2005. The increase in non-interest expense during the first quarter of 2006, and is primarily attributable to the acquisition and costs related to the data processing conversion of EFC completed during the quarter. In addition, normal salary increases and higher incentive accruals, employment taxes and medical insurance expenses contributed to the increase relative to the prior quarter. Many of the projected cost savings from EFC will not be fully realized until the second quarter, including the closing of two branches. The increase in the Company’s efficiency ratio compared to the prior quarter reflects the impact on non-interest expenses from the EFC acquisition, as well as the decline in non-interest income.

1st Quarter 2006 v. 1st Quarter 2005. Compared to a year ago, total non-interest expense increased $1.1 million, or 2.2%. Compensation and benefits were up modestly due to the impact of the EFC transaction and normal salary increases, offset by the efficiency improvements realized later in 2005, the reduction of incentive accruals and a workmen’s compensation insurance refund based on insurance company audits of prior years’ activity. Office occupancy and equipment increased by $1.0 million, or 14.4%, primarily due to occupancy expense related to ten new branches added over the past year, including seven branches acquired in the EFC acquisition. Other non-interest expenses declined by $937,000 primarily due to lower professional expense, lower telephone expense, reduced recording fees and lower fraud and bad check losses.

Income Tax Expense

Income tax expense totaled $13.0 million in the current quarter, equal to an effective income tax rate of 34.1%, lower than the 35.0% reported in the fourth quarter of 2005 and the quarter ended March 31, 2005. The decrease in the effective tax rate over the past three months was attributable in part to an increase in tax-exempt investments and tax-advantaged bank-owned life insurance (BOLI) investments acquired from EFC. The lower effective tax rate in the current quarter compared to the first quarter of 2005 was primarily attributable to the increase in tax-exempt and BOLI investments.

Asset Quality

	3/31/06	12/31/05	3/31/05
	(Dollars in thousands)
Non-performing loans (NPL)	$37,530	$31,160	$30,309
Non-performing assets (NPA)	39,787	31,949	31,779
NPL / total loans	.47%	.43%	.44%
NPA / total assets	.34%	.30%	.33%
Allowance for loan losses (ALL)	$41,021	$36,495	$36,249
ALL / total loans	.51%	.51%	.53%
ALL / NPL	109.3%	117.1%	119.6%
Provision for loan losses for the quarter ended	$400	$1,500	$—
Net charge-offs for the quarter ended	168	1,340	6

Asset quality at the end of the current quarter remained solid. The increase in non-performing loans during the quarter reflects higher delinquencies in the one- to four-family and equity lines of credit portfolios and the acquisition of EFC. The Company acquired a $4.3 million allowance in the EFC acquisition. Net charge-offs in the first quarter of 2006 consisted primarily of one- to four-family and equity lines of credit. At March 31, 2006, 91% of non-performing loans consisted of loans secured by one- to four-family residential properties, compared to 93% reported at December 31, 2005.

Balance Sheet & Capital

	3/31/06	12/31/05	3/31/05
	(Dollars in thousands)
Assets:
Total assets	$11,534,062	$10,487,504	$9,715,529
Loans receivable	8,131,292	7,289,224	6,831,830
Mortgage-backed securities	1,526,426	1,556,570	1,314,000
Liabilities and Equity:
Total liabilities	$10,467,758	$9,509,325	$8,762,459
Deposits	6,895,974	6,197,503	6,014,946
Borrowed funds	3,306,934	3,057,669	2,575,155
Junior subordinated debentures	67,011	67,011	—
Stockholders’ equity	1,066,304	978,179	953,070
Other:
Core deposits / total deposits	51.6%	53.4%	59.0%
Book value per share	$31.50	$30.50	$29.27
Stockholders’ equity / total assets	9.2%	9.3%	9.8%

Deposit Composition

	3/31/06		12/31/05		3/31/05
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Commercial checking	$282,940	—	$258,632	—	$246,891	—
Non-interest bearing checking	304,902	—	291,462	—	251,769	—
Interest-bearing checking	827,039	1.01%	816,387.98%		906,577.94%
Commercial money market	103,347	3.91%	60,064	3.07%	86,705	2.05%
Money market	711,950	2.66%	615,280	2.34%	667,740	1.38%
Passbook	1,327,165	0.69%	1,268,680.60%		1,386,562.57%

Core deposits	3,557,343	1.14%	3,310,505.96%		3,546,244.78%

Certificates of deposit	3,339,271	3.95%	2,885,998	3.65%	2,466,414	2.83%

Unamortized premium (discount)	(640)	—	1,000	—	2,288	—

Total deposits	$6,895,974	2.50%	$6,197,503	2.22%	$6,014,946	1.62%

Stockholders’ Equity

The Company issued $101.0 million of stock, totaling 2.34 million shares, for the acquisition of EFC. During the current quarter, the Company paid $8.5 million in cash dividends, and spent $31.8 million for the repurchase of 738,005 shares of its common stock at an average price of $43.06. The Bank’s tangible, core and risk-based capital ratios at March 31, 2006 exceeded minimum and well-capitalized regulatory capital requirements.

Company Profile

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 82 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name “St. Francis Bank, a division of Mid America Bank.” The Company’s common stock trades on the Nasdaq Stock Market under the symbol MAFB.

Forward-Looking Information

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates or further flattening or inversion of the yield curve, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, higher than expected compliance costs, changes in economic conditions which result in increased delinquencies in the Company’s loan portfolio, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, financial services and residential real estate in the Company’s market areas, delays in our real estate development project, difficulties relating to the integration of the EFC acquisition and the possible short-term dilutive effect of the EFC acquisition or other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Interest income	$141,515	$111,524
Interest expense	74,073	43,985

Net interest income	67,442	67,539
Provision for loan losses	400	—

Net interest income after provision for loan losses	67,042	67,539
Non-interest income:
Net gain (loss) on sale of:
Loans receivable held for sale	2,980	3,876
Investment securities	—	498
Foreclosed real estate	(43)	134
Deposit account service charges	8,722	7,646
Other loan fees	1,916	1,140
Bank-owned life insurance	1,494	945
Brokerage and insurance commissions	1,507	1,158
Loan servicing fee income	785	681
Valuation recovery on mortgage servicing rights	—	125
Income from real estate operations	852	—
Other	2,494	2,076

Total non-interest income	20,707	18,279
Non-interest expense:
Compensation and benefits	27,433	27,074
Office occupancy and equipment	7,989	6,981
Advertising and promotion	1,739	2,001
Data processing	2,666	2,044
Other	8,825	9,762
Amortization of core deposit intangibles	1,016	737

Total non-interest expense	49,668	48,599

Income before income taxes	38,081	37,219
Income taxes	13,001	13,042

Net income	$25,080	$24,177

Basic earnings per share	$.75	$.73

Diluted earnings per share	$.74	$.72

Average common and common equivalent shares
outstanding (in thousands):
Basic	33,378	32,938
Diluted	34,019	33,686

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Cash and due from banks	$138,328	$183,799
Interest-bearing deposits	41,423	38,491
Federal funds sold	89,538	23,739

Total cash and cash equivalents	269,289	246,029
Investment securities available for sale, at fair value	517,712	475,152
Stock in Federal Home Loan Bank of Chicago, at cost	178,286	165,663
Mortgage-backed securities available for sale, at fair value	1,290,935	1,313,409
Mortgage-backed securities held to maturity (fair value $227,020 and $237,489)	235,491	243,161
Loans receivable held for sale	104,777	114,482
Loans receivable, net	8,067,536	7,211,237
Allowance for loan losses	(41,021)	(36,495)

Loans receivable, net of allowance for loan losses	8,026,515	7,174,742

Accrued interest receivable	49,248	44,339
Foreclosed real estate	2,275	789
Real estate held for development or sale	55,082	50,066
Premises and equipment, net	180,401	149,312
Bank-owned life insurance	128,688	107,253
Other assets	63,969	68,685
Goodwill	388,070	304,251
Intangibles, net	43,324	30,171

Total assets	11,534,062	10,487,504

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	6,895,974	6,197,503
Borrowed funds	3,306,934	3,057,669
Junior subordinated debentures	67,011	67,011
Advances by borrowers for taxes and insurance	50,060	45,115
Accrued expenses and other liabilities	147,779	142,027

Total liabilities	10,467,758	9,509,325

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none
outstanding	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 34,499,494 and
33,634,642 shares issued; 33,854,382 and 32,066,721 shares outstanding
	345	336
Additional paid-in capital	568,191	527,131
Retained earnings, substantially restricted	550,710	537,140
Accumulated other comprehensive loss, net of tax	(25,134)	(19,391)
Treasury stock, at cost 645,112 and 1,567,921 shares	(27,808)	(67,037)

Total stockholders’ equity	1,066,304	978,179

	$11,534,062	$10,487,504

MAF BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In thousands, except share data)
(Unaudited)

	March 31, 2006	December 31, 2005	March 31, 2005
Book value per share	$31.50	$30.50	$29.27
Tangible book value per share(1)	19.37	20.70	19.52
Stockholders’ equity to total assets	9.24%	9.33%	9.81%
Tangible stockholders’ equity to tangible assets(1)	5.89	6.52	6.76
Tangible capital ratio (Bank only)	7.20	7.07	7.42
Core capital ratio (Bank only)	7.20	7.07	7.42
Risk-based capital ratio (Bank only)	11.18	11.15	11.78
Common shares outstanding	33,854,382	32,066,721	32,558,252
Mortgage loans serviced for others	$3,059,932	$2,919,075	$3,659,359
Capitalized mortgage servicing rights, net	20,698	20,007	25,383
Core deposit intangibles, net	22,626	10,164	12,329
	Three Months Ended March 31,
	2006	2005
Average balance data:
Total assets	$11,149,303	$9,658,497
Loans receivable	7,920,161	6,910,358
Interest-earning assets	10,230,506	8,899,553
Interest-bearing deposits	6,045,139	5,461,493
Interest-bearing liabilities	9,354,380	8,030,404
Stockholders’ equity	1,043,472	968,343
Performance ratios (annualized):
Return on average assets	.90%	1.00%
Return on average equity	9.61	9.99
Return on average tangible equity((1))	15	14.87
Average yield on interest-earning assets	5.56	5.03
Average cost of interest-bearing liabilities	3.21	2.22
Interest rate spread	2.35	2.81
Net interest margin	2.64	3.04
Non-interest expense to average assets	1.78	2.01
Non-interest expense to average assets and loans
serviced for others	1.41	1.46
Efficiency ratio((2))	56.35	56.96
Loans sold	$255,937	$230,732
Cash dividends declared per share	.25	.23

(1)	See "Reconciliation of GAAP to Non-GAAP Financial Measrues" on the following page.

(2)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale of mortgage-backed and investment securities and mortgage servicing rights.

MAF BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America, or GAAP. These measures include tangible book value per share, tangible stockholders’ equity to tangible assets ratio, and annualized return on average tangible equity. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and financial condition and believes this presentation provides useful supplemental information that is helpful in understanding our financial condition and results, as they provide a method to assess management’s success in managing and utilizing tangible capital. These discloures should not be considered an alternative to GAAP, nor are they necessarily comparable to non-GAAP performance measures that might be presented by other companies.

Tangible Book Value Per Share

Tangible book value per share is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) common shares outstanding. The following table presents a reconciliation of stockholders’ equity to tangible stockholders’ equity (in thousands):

	3/31/06		12/31/05		3/31/05
	Amount	Per Share	Amount	Per Share	Amount	Per Share

Stockholders’ equity - as reported	$1,066,304	$31.50	$978,179	$30.50	$953,070	$29.27
Goodwill	(388,070)	(11.46)	(304,251)	(9.49)	305,166	(9.37)
Core deposit intangibles	(22,626)	(.67)	(10,164	(.32)	(12,329)	(.38)

Tangible stockholders’ equity	$655,608	$19.37	$663,764	$20.70	$635,575	$19.52

Tangible Stockholders’ Equity to Tangible Assets

Tangible stockholders’ equity to tangible assets is calculated by dividing (a) stockholders’ equity less the sum of goodwill and core deposit intangibles, by (b) total assets less the sum of goodwill and core deposit intangibles. The following table presents a reconciliation of total assets to tangible assets (in thousands):

	3/31/06	12/31/05	3/31/05
Total assets - as reported	$11,534,062	$10,487,504	$9,715,529
Goodwill	(388,070)	(304,251)	(305,166)
Core deposit intangibles	(22,626)	(10,164)	(12,329)

Tangible total assets	$11,123,366	$10,173,089	$9,398,034

Return on Average Tangible Stockholders’ Equity

Return on average tangible stockholders’ equity is calculated by dividing (a) annualized net income by (b) average stockholders’ equity less the sum of average goodwill and core deposit intangibles. The following table presents a reconciliation of average stockholders’ equity to average tangible stockholders’ equity (in thousands):

	3/31/06	12/31/05	3/31/05
Average stockholders’ equity	$1,043,472	$974,797	$968,343
Average goodwill	(357,331)	(304,313)	(305,178)
Average core deposit intangibles	(18,712)	(10,633)	(12,812)

Average tangible stockholders’ equity	$667,429	$659,851	$650,353